EXHIBIT 10.2

Pages where confidential treatment has been requested are stamped, “Confidential treatment has been requested. The redacted material has been separately filed with the Commission.” All redacted material has been marked by an asterisk (†).

FIRST AMENDMENT TO SERVICES AMENDMENT

This First Amendment to Services Agreement (“First Amendment”) is made effective as of the 10th day of May, 2006 (“Effective Date”), by and between Third Party Verification, Inc. (“3PV”), 220 E. Central Parkway, Suite 3000, Altamonte Springs, FL 32701; and Vonage Holdings Corporation, a Delaware corporation and its successors and assigns (collectively “Vonage”).

RECITALS

A.	3PV and Vonage are parties to that certain Services Agreement, dated as of February 9, 2005 pursuant to which 3PV provides certain third party verification services for Vonage.

B.	3PV and Vonage desire to amend the Services Agreement to provide for the provision of additional services, as described more fully in this Agreement.

C.	Capitalized terms not otherwise defined in this First Amendment shall have the meanings given in the Services Agreement.

AGREEMENT

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vonage and 3PV agree to amend the Services Agreement as follows:

1. Services.

3PV agrees to provide automated † services to Vonage to address †. The call blast will play a recorded message to the customer †. In the event the call blast connect with an answering machine, 3PV will leave a message instructing the customer †. Customers who complete the † process will not be contacted.

This service does not require Vonage to download or export any data. 3PV will use the data recorded in † to determine eligibility for contact. Calls will be generated to a customer real-time with respect to the parameters Vonage specifies.

2. Pricing. The pricing for the above described services will be as follows:

a.	Each automated outbound call to an individual number will be billed at $ †. This charge is regardless of the calls outcome.

b.	For those customers that choose the “connect with agent” option, charges will be applied at the contracted live agent rate contained in the Services Agreement.

†	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

c.	†Vonage shall provide -3PV a toll free number for incoming calls to 3PV, in which case 3PV will provide Vonage with the terminating number.

3. No Other Amendments. Except as provided in this First Amendment, the Services Agreement shall remain unmodified and in full force and effect.

Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, this First Amendment has been executed by the parties effective as of the Effective Date.

3PV		Vonage Holdings Corp.:

By:	/s/ DAVID W. BRINKMAN	By:	/s/ GERALD MALONEY

Chief Executive Officer		Senior Vice President—Finance
Title		Title

David W. Brinkman		Gerald Maloney
Name		Name

†	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

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